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                                                                    EXHIBIT 3(d)
                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                          -------------------------

         I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "THE WILLIAMS COMPANIES, INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MAY, A.D. 1994, AT 10 O'CLOCK A.M.

         A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

                 [SEAL]           /s/ William T. Quillen
                                  William T. Quillen, Secretary of State

2116534  8100                     AUTHENTICATION:   7125786

944090114                                   DATE:   05-20-94
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                           CERTIFICATE OF AMENDMENT

                                      OF

                    RESTATED CERTIFICATE OF INCORPORATION

                                    ********

                 THE WILLIAMS COMPANIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                 FIRST: That the Board of Directors of The Williams Companies, Inc., at a meeting of the Board of Directors duly called and held on January 23, 1994, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation, as amended, of said
Company:

                         RESOLVED that the Board of Directors of the Company hereby declares it advisable to amend Article FOURTH of the Company's Restated Certificate of Incorporation, as amended, to increase the authorized Common Stock, $1.00 par value, so that, as amended, the first paragraph of Article FOURTH shall be, and read, as follows:

                         "FOURTH:   The total number of shares of capital stock
                 which the Company shall have authority to issue is 270,000,000 shares, consisting of 240,000,000 shares of Common Stock, par value $1.00 per share (the "Common
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                 Stock") and 30,000,000 shares of Preferred Stock, par value
                 $1.00 per share (the "Preferred Stock")."

                 SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                 IN WITNESS WHEREOF, said The Williams Companies, Inc. has caused this Certificate to be signed by J. Furman Lewis, its Senior Vice President and General Counsel, and attested by David M. Higbee, its Secretary, this 20th day of May, 1994.

                                               THE WILLIAMS COMPANIES, INC.

                                            BY:  /s/ J. Furman Lewis
                                                     J. Furman Lewis
                                                Senior Vice President and
                                                     General Counsel

ATTEST:

By: /s/ David M. Higbee
        David M. Higbee
           Secretary